As filed with the Securities and Exchange Commission on July 1, 2002

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UTEK CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	59-3603677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

202 South Wheeler Street
Plant City, Florida 33566
(813) 754-4330
(Address and telephone number of
registrant’s principal executive offices)

UTEK Corporation Stock Option Plan
2000 Non-Qualified Stock Option Plan of UTEK Corporation
(Full title of the plan)

Clifford M. Gross	Copy to:
Chairman and Chief Executive Officer UTEK Corporation 202 South Wheeler Street Plant City, Florida 33566 (813) 754-4330 (Name, address and telephone number of agent for service)	Cynthia M. Krus, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave., N.W. Washington, D.C. 20004 (202) 383-0100

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to	to be	Price Per	Offering	Registration
be Registered	Registered(1)	Share	Price	Fee

Common Stock, par value $.01 per share	750,000 (2)	$7.10 (3)	$5,325,000	$489.90

     (1)  Pursuant to Rule 416, this registration statement also covers such additional shares of our common stock as may be issued by reason of stock splits, stock dividends or similar transactions.

     (2)  Represents 500,000 shares of our common stock that may be issued upon exercise of stock options granted pursuant to the UTEK Corporation Stock Option Plan and 250,000 shares of our common stock that may be issued upon exercise of stock options granted pursuant to the 2000 Non-Qualified Stock Option Plan of UTEK Corporation.

     (3) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, based upon the average of the high and low prices of our common stock as reported on the American Stock Exchange on June 27, 2002.

PART I
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Opinion of Sam Reiber
Consent of Ernst & Young LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information required in Part I of this registration statement pertaining to shares of our common stock issuable upon exercise of options under the UTEK Corporation Stock Option Plan, as amended, and the 2000 Non-Qualified Stock Option Plan of UTEK Corporation, as amended, will be sent or given to you as required by Rule 428 under the Securities Act of 1933. Such documents are not being filed with the SEC in accordance with the requirements of Part I of Form S-8, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

(1)	Our Current Report on Form 8-K (File No. 001-15941) dated June 11, 2002 and filed with the SEC on June 26, 2002;

(2)	Our Current Report on Form 8-K (File No. 001-15941) dated May 31, 2002 and filed with the SEC on June 17, 2002;

(3)	Our Current Report on Form 8-K (File No. 001-15941) dated May 7, 2002 and filed with the SEC on May 22, 2002;

(4)	Our Quarterly Report on Form 10-Q (File No. 001-15941) for the period ended March 31, 2002;

(5)	Our Annual Report on Form 10-K (File No. 001-15941) for the fiscal year ended December 31, 2001; and

(6)	The description of our common stock contained in our registration statement on Form 8-A, filed on March 22, 2002, including any amendment thereto or report filed for the purpose of updating such description.

     Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities offered hereby will be passed upon for us by Sam Reiber, Esq., our Vice President and General Counsel. As of the date of this registration statement, Mr. Reiber beneficially owns approximately 46,615 shares of our common stock, including 35,000 shares of common stock issuable upon the exercise of options held by Mr. Reiber; 3,050 shares of common stock held in the name of Linsky & Reiber; 65 shares held by Mr. Reiber as custodian for his minor children under the Uniform Gifts to Minors Act and 500 shares held by the Moses Reiber Trust. Mr. Reiber is a partner in the law firm of Linsky & Reiber and a co-trustee of the Moses Reiber Trust.

Item 6. Indemnification of Officers and Directors.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation, as amended, limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Specimen Stock Certificate (Incorporated by reference to our registration statement on Form N-2/A filed with the Commission on October 2, 2000 (File No. 333-93913)

4.2	UTEK Corporation Stock Option Plan, as amended (Incorporated by reference to our Form 10-K for the fiscal year ended December 31, 2000 (File No. 001-15941)

4.3	2000 Non-Qualified Stock Option Plan of UTEK Corporation, as amended (Incorporated by reference to our Form 10-K for the fiscal year ended December 31, 2000 (File No. 001-15941)

5.1	Opinion of Sam Reiber, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sam Reiber, Esq. (contained in the opinion in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Florida, on this 1st day of July, 2002.

UTEK CORPORATION

By:	/s/ Clifford M. Gross

Clifford M. Gross
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford M. Gross his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clifford M. Gross	Chairman of the Board	June 26, 2002
and Chief Executive Officer
Clifford M. Gross	(Principal Executive Officer)

/s/ Uwe Reischl	President	June 26, 2002

Uwe Reischl

/s/ Michael O. Sullivan	Chief Financial Officer	June 26, 2002
(Principal Financial Officer)
Michael O. Sullivan

/s/ Carole R. Mason	Treasurer and Secretary	June 26, 2002
(Principal Accounting Officer)
Carole R. Mason

/s/ Stuart M. Brooks
	Director	June 28, 2002
Stuart M. Brooks

/s/ Kwabena Gyimah-Brempong Kwabena Gyimah-Brempong	Director	June 26, 2002

/s/ Arthur Chapnik	Director	June 26, 2002

Arthur Chapnik

/s/ Carl Nisser	Director	June 26, 2002

Carl Nisser

/s/ John J. Micek III	Director	June 26, 2002

John J. Micek III

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Sam Reiber, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Sam Reiber, Esq. (contained in the opinion in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)